EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville, and Lancaster, Kentucky

For Immediate Release May 8, 2018

Contact:	Kentucky First Federal Bancorp
Don Jennings, President
Clay Hulette, Vice President
(502) 223-1638

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, announced net earnings of $162,000 or $0.02 diluted earnings per share for the three months ended March 31, 2018, compared to net earnings of $168,000 or $0.02 diluted earnings per share for the three months ended March 31, 2017, a decrease of $6,000 or 3.6%. Net earnings were $1.3 million or $0.16 diluted earnings per share for the nine months ended March 31, 2018, compared to net earnings of $719,000 or $0.09 diluted earnings per share for the nine months ended March 31, 2017, an increase of $592,000 or 82.3%.

The decrease in net earnings on a quarter-to-quarter basis was primarily attributable to decreases in net interest income and non-interest income along with higher non-interest expense.

Net interest income totaled $2.4 million for the three months ended March 31, 2018, and decreased $79,000 or 3.2% compared to the prior year period due primarily to the cost of funds rising faster than interest income. The provision for loan losses decreased $62,000 or 37.3% period to period and totaled $104,000 for the three months just ended.

Non-interest income decreased $33,000 or 36.7% to $57,000 for the recently-ended quarter compared to the prior year quarter, primarily because of a decrease in net gain on sales of investments. During the three months ended March 31, 2017, the Company sold its investment in Federal Home Loan Mortgage Company (“Freddie Mac”) stock and recognized a gain of $64,000. No such gain occurred during the recently-ended quarter.

Non-interest expense increased $29,000 or 1.4% to $2.2 million for the quarter just ended due primarily to increased operating costs.

The increase in net earnings on a nine-month basis was primarily attributable to increased non-interest income and lower income tax expense.

Non-interest income increased $299,000 or 89.5% to $633,000 for the nine months ended March 31, 2018, compared to the prior year period, primarily because of an increase in earnings from bank-owned life insurance (“BOLI.”) The Company received BOLI insurance proceeds on policies maintained under its long-standing overall employee benefits program pursuant to the passing of a covered individual. A change in income tax law was chiefly responsible for a decrease of $397,000 or 101.0% in federal income tax expense for the nine-months ended March 31, 2018, as the Company’s income tax benefit totaled $4,000 compared to income tax expense of $393,000 in the prior year period. Recently-enacted tax reform reduced the top income tax rate for corporations beginning January 1, 2018. Under U.S. Generally Accepted Accounting Principles the effect of changes in tax laws or rates is recognized in income tax expense in the period in which the legislation is enacted. Accordingly, the Company recognized an income tax benefit of approximately $268,000 in the three-month period ended December 31, 2017, related to lower tax rates expected to be applied to its net deferred tax liabilities in future periods.

Net interest income decreased $95,000 or 1.3% to $7.3 million for the nine-month period just ended. Interest income increased by $390,000, or 4.6%, to $8.9 million, while interest expense increased $485,000 or 46.4% to $1.5 million for the nine months ended March 31, 2018. The Company recorded a $107,000 provision for losses on loans during the nine months ended March 31, 2018, compared to a provision of $222,000 for the nine months ended March 31, 2017. Non-interest expense increased $124,000 or 1.9% and totaled $6.5 million for the nine months ended March 31, 2018.

At March 31, 2018 assets increased $4.5 million or 1.4% to $312.9 million compared to $308.5 million at June 30, 2017. This increase is attributable primarily to increases in loans and time deposits, which were partially offset by a decrease in cash and cash equivalents. Total liabilities increased $4.1 million or 1.7% to $245.4 million at March 31, 2018, primarily due to an increase in deposits, which increased $10.9 million or 6.0% to $193.7 million at March 31, 2018. The Company has been successful in competing for and attracting deposits in its local markets as short-term interest rates have risen recently. FHLB advances decreased $6.3 million or 11.3% and totaled $49.5 million at quarter end as advances were replaced with newly-acquired time deposits.

At March 31, 2018, the Company reported its book value per share as $8.00.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2017. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky, and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At March 31, 2018, the Company had approximately 8,444,515 shares outstanding of which approximately 56.0% was held by First Federal MHC.

2

SUMMARY OF FINANCIAL HIGHLIGHTS

Condensed Consolidated Balance Sheets

	March 31,	June 30,
	2018	2017
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$9,626	$12,804
Time deposits in other financial institutions	6,681	4,201
Investment Securities	1,133	1,558
Loans, net	264,320	258,244
Real estate acquired through foreclosure	788	358
Other Assets	30,398	31,320
Total Assets	$312,946	$308,485
Liabilities
Deposits	$193,736	$182,845
FHLB Advances	49,498	55,780
Deferred revenue	562	578
Other Liabilities	1,640	2,136
Total Liabilities	245,436	241,339
Shareholders’ Equity	67,510	67,146
Total Liabilities and Equity	$312,946	$308,485
Book Value Per Share	$8.00	$7.95

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Interest Income	$8,853	$8,463	$2,968	$2,863
Interest Expense	1,531	1,046	561	377
Net Interest Income	7,322	7,417	2,407	2,486
Provision for Losses on Loans	107	222	104	166
Non-interest Income	633	334	57	90
Non-interest Expense	6,541	6,417	2,177	2,148
Income Before Income Taxes	1,307	1,112	183	262
Income Taxes	(4)	393	21	94
Net Income	$1,311	$719	$162	$168
Earnings per share:
Basic and diluted	$0.16	$0.09	$0.02	$0.02
Weighted average outstanding shares:
Basic and diluted	8,364,208	8,342,203	8,368,946	8,350,270

3